                                 LOAN AGREEMENT

               LOAN AGREEMENT, dated as of _______________, 1994, between The Bear Stearns Companies Inc., a Delaware corporation (the
      Parent ), and Bear Stearns Finance LLC, an exempted company with limited duration incorporated under the laws of the Cayman Islands
     ( Finance ).

               WHEREAS, the primary purpose for which Finance was formed is to finance the business operations of the Parent, and consistent therewith, the Parent has asked Finance to make a loan to the Parent in the principal amount of $________; and

               WHEREAS, Finance intends to make the aforementioned loan to the Parent, on the terms and conditions hereinafter stated.

               NOW THEREFORE, the Parent and Finance hereby agree as follows:

                                   ARTICLE I.

                                    THE LOAN

               Section 1.01. The Loan. Subject to the terms and conditions herein, (a) Finance agrees to make a loan to the Parent on the date hereof in the principal amount of $____________ in next-day
     funds.  Such loan shall be referred to herein as the  Loan.   The Loan
     shall be evidenced by a promissory note (the "Note") of the Parent to Finance, in substantially the form of Exhibit A hereto.

               Section 1.02. Term of the Loan. The entire principal amount of the Loan outstanding shall become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest as defined below, if any, on the earliest of (a) the Maturity Date (as hereinafter defined), (b) the date upon which the Parent shall be dissolved or liquidated, (c) the date upon which Finance shall be dissolved or liquidated, or (d) the date of acceleration of the Loan pursuant to Section 7.01 hereof; provided that all or any portion of the principal amount repaid or prepaid by the Parent may be loaned or reloaned to the Parent if at the time of such new loan, and as determined in the judgment of the Parent, in its capacity as the direct and indirect holder (the "Common Shareholder") of all of the ordinary shares, par value $1.00 per share (the "Common Shares") of Finance, and the Parent's financial advisor (which may be an affiliate of the Parent), (i) the Parent is not the subject of a pending case under the United States Bankruptcy Code, (ii) the Parent is not in default on any loan pertaining to preferred shares of Finance of any series ranking pari passu with the ___% Exchangeable Preferred Income Cumulative Shares, Series A issued by Finance (the "Series A Shares"),
     (iii) the Parent has made all required monthly payments of interest on the Loan for the immediately preceding nine months, (iv) Finance is not in arrearage on payments of dividends on the Series A Shares, (v) the Parent is expected to be able to make timely payment of principal and interest on such new loan, (vi) such new loan is being made on terms, and under circumstances, that


















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     are no less favorable to Finance than those that a lender would require for a similar loan to an unrelated party, (vii) such new loan is being made at a rate of interest sufficient to provide monthly payments equal to or greater than the amount of monthly dividend payments required in respect of the Series A Shares, (viii) such new loan is being made for a fixed term that is consistent with market circumstances and the Parent's financial condition and (ix) in any event, the final maturity of such new loan shall not be later than the ninetieth anniversary of the original issuance of the Series A Shares.
     The Loan shall mature on             , 2024 (the "Maturity Date").
                              ------------
               Section 1.03. Optional Prepayment. The Parent shall have the right to prepay the loan, without premium or penalty,

                    (a) in whole or in part (together with any accrued but unpaid interest, including Additional Interest, if any, on the portion being prepaid) at any time on or after ______________ ___, 1999;

                    (b) in whole (together with all accrued and unpaid interest, including Additional Interest, if any, thereon) at any time after the date hereof if the Parent is or would be required to pay any Additional Interest on the Loan pursuant to the terms of this Agreement or, if such requirement shall relate only to a portion of the Loan, the portion of the Loan affected by such requirement (together with all accrued and unpaid interest, including Additional Interest on the portion being prepaid); provided that the Parent shall not have the right to prepay the loan as a result of the payment of Additional Interest pursuant to clause (ii) of Section 2.02 hereof unless the payment of such Additional Interest is imposed by reason of a Change of Law (as defined in paragraph (c) below). Furthermore, in no event shall the Parent have the right to prepay the Loan, or any portion thereof, under this clause (b) based on (i) a technical obligation to pay Additional Interest because of a withholding obligation to the extent the Parent would not incur any penalties, interest or tax under Cayman Islands law if the Parent did not withhold, or (ii) a de minimis obligation to pay Additional Interest; or

                    (c) in whole (together with all accrued and unpaid interest, including Additional Interest, if any, thereon) at any time if the Parent is advised by independent legal counsel that there has occurred a change in law or regulation, or a written change in interpretation of law or regulation, by any legislative body, court, governmental agency or regulatory authority (a "Change of Law"), the effect of which change is that (i) Finance is considered an "investment company" under the Investment Company of 1940, as amended (the "1940 Act"), or ownership of Finance's common shares ("Common Shares") will cause the Parent to be considered an "investment company" under the 1940 Act or (ii) more than an insubstantial risk exists that the interest payments provided for hereunder will not be deemed to be interest under the Internal Revenue Code.

               Section 1.04.  Exchange Right.  On any interest payment date
     after               , 1994, Parent shall have the right to issue and
           --------------
     deliver to Finance, in exchange for the Note, freely transferable Depository Shares representing a fractional interest in a new issue of the Parent's Preferred Stock, par value $1.00 per share (the Parent Preferred Stock ), having a fair market

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     value, as determined by the Parent's financial advisor (which may be an affiliate of the Parent), equal to the unpaid principal balance of the Note, plus all accrued and unpaid interest thereon (including Additional Interest, if any) to the date of such exchange. Notwithstanding the foregoing, such exchange may be made only if, on the date that the Parent gives to the Company notice of its intention to effect such exchange and on the date of such exchange, (i) the Parent is not in default on any loan made by the Company to the Parent, (ii) the Parent is not in default under any mortgage, indenture or other instrument in respect of indebtedness for borrowed money in excess of $10,000,000 that has been or could be declared due and payable prior to maturity, (iii) the Parent has not generally failed to pay its debts as such debts become due, or admitted in writing its inability to pay its debts generally, or made a general assignment for the benefit of creditors, or voluntarily filed a petition for relief or reorganization under the United States Bankruptcy Code, (iv) no proceeding has been instituted against the Parent seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Parent or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official, which proceeding has not theretofore been stayed or dismissed, and (v) there have been fully satisfied such additional conditions as may be set forth in a supplement or addendum to this agreement. The Parent shall give Finance written notice of its intention to effect such exchange not less than seventy-five (75) days nor more than ninety (90) days prior to the intended date of such exchange.



                                   ARTICLE II.

                                    INTEREST

               Section 2.01. Interest on the Loan. The Loan shall bear interest at an annual rate of ___% from the date it is made until maturity. Such interest shall be payable on the last day of each calendar month of each year, commencing __________ ____, 1994. If any date on which interest is payable on the Loan is not a Business Day (as defined below), then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such
     date.  A   Business Day  shall mean any day other than a day on which banks in The City of New York are open for business and on which foreign exchange dealings may be conducted in The City of New York.

               Section 2.02. Additional Interest. If at any time following the date hereof, (i) Finance shall be required to pay any Additional Amounts (as defined in the Prospectus, dated February 7, 1994, relating to the Preferred Shares of Finance) in respect of the Series A Shares, (ii) the Parent shall be required to withhold or deduct any amounts, for or on account of any taxes, duties or governmental charges of whatever nature imposed by the United States of America (or any political subdivision thereof or therein), from the interest payments to be made by the Parent on the Loan, or

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     (iii) Finance shall be required to pay, with respect to its income derived from the interest payments on the Loan, any amounts, for or on account of any taxes, duties or governmental charges of whatever nature imposed by the Cayman Islands (or any political subdivision thereof or therein), or any other taxing authority, then, in any such case, the Parent will pay as interest such additional amounts
     ( Additional Interest ) as may be necessary in order that the net amounts received and retained by Finance after paying such Additional Amounts, or after such withholding or deduction or the payment of such taxes, duties, assessments or governmental charges, as the case may be, shall result in Finance's having such funds as it would have had in the absence of the obligation to pay such Additional Amounts, or such withholding or deduction or the payment of such taxes, duties, assessments or governmental charges, as the case may be. The obligation to pay Additional Interest as a consequence of circumstances described in clauses (ii) or (iii) above shall be reduced proportionately to the extent that (x) the Parent or Finance has notified holders of Series A Shares of the obligation to withhold taxes and requested but not received from such holders declarations of nonresidence or other similar claim for exemption and (y) such withholding or deduction would not have been required had such declaration or similar claim been received.

               Section 2.03. Extension of Interest Payment Period. Notwithstanding the provisions of Section 2.01 hereof, the Parent shall have the right at any time during the term of the Loan, so long as the Parent is not in default in the payment of interest on the Loan, to extend the interest payment period by a further period, not to exceed nine months, at the end of which further period the Parent shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the loans to the extent permitted by applicable law); provided that, during any such extended interest payment period, the Parent shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its common or preferred stock or make any guarantee payments with respect to the foregoing (other than payments under any guarantee of the Series A Shares). Prior to the termination of any such extended interest payment period, the Parent may further extend the interest payment period, provided that such further extension of the interest payment period, together with all prior extensions thereof, shall not exceed an aggregate of nine months. The Parent shall give Finance notice of its election to extend the interest payment period one Business Day prior to the earlier of (i) the date Finance declares the related dividend or (ii) the date Finance is required to give notice of the record or payment date of such related dividend to the New York Stock Exchange or other applicable self-regulatory organization, but in any event not less than five Business Days prior to such record date.

                                  ARTICLE III.

                                    PAYMENTS

               Section 3.01. Method and Date of Payment. Each payment by the Parent of principal and interest (including Additional Interest) on the Loan shall be made to Finance in lawful money of the United States, in next-day funds for principal payments and in same day funds for interest payments, at such place and to such account as may be designated by Finance.

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               Section 3.02.  Set-off.  Notwithstanding anything to the
     contrary herein, the Parent shall have the right to set-off any payment it is otherwise required to make hereunder with and to the extent the Parent has theretofore made, or is concurrently on the date of such payment making, a payment under any guarantee of the Series A Shares.

                                   ARTICLE IV.

                                  SUBORDINATION

               Section 4.01. Subordination. The Parent and Finance covenant and agree that the Loan is subordinate and junior in right of payment to all Senior Indebtedness as provided herein. The term
      Senior Indebtedness shall mean the principal, premium, if any, and interest on (i) all indebtedness of the Parent (other than ordinary trade credit and other accounts payable arising in the ordinary course of business), whether outstanding on the date hereof or hereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities, (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which the Parent is responsible or liable (directly or indirectly, contingently or non-contingently) as guarantor or otherwise and (iii) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the Loan. Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

               If (i) the Parent shall default in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to the Guarantor by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made on account of the Loan or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of the Loan. The Parent will give prompt written notice to Finance of any default in the payment of any Senior Indebtedness.

               In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, composition or other similar proceeding relating to the Parent or its property or for the benefit of its creditors, (ii) any proceeding for the liquidation, dissolution or other winding up of the Parent, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Parent for the benefit of creditors, or (iv) any other marshalling of the

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     assets of the Parent, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Guarantor on account of the Loan. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Parent or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Loan, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Loan (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Parent being subordinated to the payment of the Loan) shall be paid or delivered directly to the holders of Senior Indebtedness or to their representative, or to the trustee under the indenture or agreement (if any) pursuant to which such Senior Indebtedness may have been issued, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness constituting the Loan by any act or failure to act on the part of the Parent.

               Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, Finance shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until the Loan shall have been paid in full, and such payments or distribution of cash, securities or other property received by Finance, by reason of such subrogation, which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Parent and its creditors other than the holders of Senior Indebtedness on the one hand, and Finance, on the other, be deemed to be a payment by the Parent on account of Senior Indebtedness, and not on account of the Loan.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES

               Section 5.01. Representations and Warranties. The Parent represents and warrants to Finance that:

                    (a) Good Standing. The Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware, with full power and authority to own its properties and conduct its business as now being conducted.

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                    (b)  Power and Authority.  The Parent has full power
     and authority to enter into this Agreement and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action.

                    (c) No Conflict. The execution and delivery of this Agreement and the performance by the Parent of all its obligations hereunder will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Parent is a party or by which the Parent is bound or subject, nor will this Agreement result in a violation of the provisions of the Parent's Certificate of Incorporation or By-laws.

                    (d) Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Parent enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.


                                   ARTICLE VI.

                                    COVENANTS

               Section 6.01. Covenants. (a) The Parent agrees (i) that it shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or make any guarantee payments with respect to the foregoing (other than payments pursuant to any guarantee of the Series A Shares) if at such time (x) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default hereunder or (y) the Parent shall be in default with respect to its payment or other obligations under any guarantee of the Series A Shares, (ii) to maintain ownership, directly and indirectly, of 100% of the Common Shares of Finance, (iii) to cause at least 21% of the total value (initially measured by shareholders' equity determined in accordance with generally accepted accounting principles) of Finance and at least 21% of all interest in the capital, income, gain, loss, deduction and credit of Finance to be represented by Common Shares, (iv) not to voluntarily dissolve, wind-up or liquidate Finance as long as the Series A Shares are outstanding, (v) to timely perform all of its duties as Common Shareholder of Finance, and (vi) to use its best efforts to cause Finance to remain an exempted company with limited duration and otherwise continue to be treated as a partnership for United States federal income tax purposes.

                    (b) The Parent agrees that its obligations under this Agreement will also be for the benefit of the holders from time to time of Series A Shares, and the Parent acknowledges and agrees that such holders will be entitled to enforce this Agreement directly against the Parent.

                    (c) The Parent agrees not to permit another entity to merge with or into it unless: (i) at such time no Event of Default hereunder has occurred and is continuing, or would occur













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     as a result of such merger, and (ii) the Parent is the survivor of such merger or the corporation formed by or resulting from such merger shall expressly assume payment of the principal of and premium, if any, and interest on (and any Additional Interest payable in respect of) the Loan.

                                  ARTICLE VII.

                                EVENTS OF DEFAULT

               Section 7.01. Events of Default. If one or more of the following events (each an Event of Default ) shall occur and be continuing:

                    (a) default in the payment of interest on the Loan (including any Additional Interest) when due that continues for 10 days (whether by virtue of the provisions described under Article IV hereof or otherwise); provided, however, that a valid extension of the
                           --------  -------
     interest payment period by the Parent pursuant to Section 2.03 hereof shall not constitute a default in the payment of interest for this purpose; or

                    (b) default in the payment of principal on the Loan when due (whether by virtue of the provisions described under Article IV hereof or otherwise); or

                    (c) the dissolution, winding up or liquidation of Finance; or

                    (d) the bankruptcy, insolvency or liquidation of the Parent; or

                    (e) breach of any covenants contained herein continued for 30 days after notice to the Parent from any holder of the Series A Shares;

     then, (i) in the case of clauses (a), (b) and (e), and at any time thereafter during the continuance of such event, Finance will have the right to declare the principal of and the interest on the Loan to be forthwith due and payable, and (ii) in the case of clauses (c) and (d) the principal of and interest on the Loan (including any Additional Interest and any interest subject to an extension of the interest payment period) and any other amounts payable on the Loan shall automatically become due and payable, whereupon in either case the same shall become and be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. The Parent expressly acknowledges that under the terms of the Series A Shares, the holders of the outstanding Series A Shares shall have the right to appoint a trustee, which trustee shall be authorized to exercise Finance's right to accelerate the principal amount of the Loan and to enforce the Company's other rights under this Agreement, and the Parent agrees to cooperate with such trustee.
















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                                  ARTICLE VIII.

                                  MISCELLANEOUS

               Section 8.01. Notices. All notices hereunder shall be deemed given by a party hereto if in writing and delivered personally or by telegram or facsimile transmission or by registered or certified mail (return receipt requested) to the other party at the following address for such party (or at such other address as shall be specified by like notice):

               If to Finance, to:

                    Bear Stearns Finance LLC
                    c/o The Bear Stearns Companies Inc.
                    245 Park Avenue
                    New York, New York  10167
                    Fax No.:  (212) 272-3087
                    Attention:  Chief Operating Officer

               If to the Parent, to:

                    The Bear Stearns Companies Inc.
                    245 Park Avenue
                    New York, New York  10167
                    Fax No.:  (212) 272-3087
                    Attention:  Chief Operating Officer

               Any notice given by mail or telegram or facsimile transmission shall be effective when received.

               Section 8.02. Binding Effect. The Parent shall have the right at all times to assign any of its rights or obligations under this Agreement to a direct or indirect wholly owned subsidiary of the Parent; provided, however, that, in the event of any such assignment,
             --------  -------
     the Parent shall remain jointly and severally liable for all such obligations; and provided further that the Parent shall receive an opinion of legal counsel that the effect of any such assignment does not cause the Company to be deemed an investment company as defined under the 1940 Act and does not cause interest payments provided for hereunder to cease to be deemed interest under the Internal Revenue Code. Finance may not assign any of its rights hereunder without the prior written consent of the Parent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parent and Finance and their respective successors and assigns. Any assignment by the Parent or Finance in contravention of the provisions will be null and void. This Agreement may not otherwise be assigned by the Parent or Finance.






















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               Section 8.03.  Governing Law.  THIS AGREEMENT SHALL BE
     GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               Section 8.04. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

               Section 8.05. Amendments. This Agreement may be amended by mutual consent of the parties in the manner the parties shall agree; provided, however, that, so long as any of the Series A Shares remain
     --------  -------
     outstanding, no such amendment shall be made that materially and adversely affects the holders of the Series A Shares, no termination of this Agreement shall occur, and no Event of Default or compliance with any covenant under this Agreement may be waived by Finance, without the prior approval of the holders of at least 66-2/3% of the outstanding Series A Shares, unless and until the Loan and all accrued and unpaid interest thereon (including Additional Interest, if any) shall have been paid in full.

               IN WITNESS WHEREOF, the parties hereto have caused THIS LOAN AGREEMENT to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        THE BEAR STEARNS COMPANIES INC.



                                        By:
                                            ---------------------------
                                           Name:
                                           Title:



                                        BEAR STEARNS FINANCE LLC


                                        By: The Bear Stearns Companies Inc.,
                                               as Common Shareholder


                                        By:
                                            ---------------------------
                                           Name:
                                           Title:





















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                                    EXHIBIT A

                                 PROMISSORY NOTE


     U.S. $                                    Dated:             , 1994
            --------------                            ------------

               FOR VALUE RECEIVED, the undersigned, THE BEAR STEARNS COMPANIES INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to THE BEAR STEARNS FINANCE LLC, an exempted company with limited duration incorporated under the laws of the Cayman Islands (the "Lender"), or its registered assigns the principal sum of
                        United States Dollars ($              ), or if
     ------------------                         --------------
     less, the unpaid principal amount of the Loan (as defined in the Loan Agreement referred to below) of the Lender to the Borrower, payable at such times, and in such amounts, as are specified in the Loan Agreement.

               The Borrower promises to pay (i) interest on the unpaid principal amount of the Loan from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement and (ii) Additional Interest (as defined in the Loan Agreement referred to below), if any.

               Both principal and interest are payable in lawful money of the United States of America in immediately available funds.

               This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement, dated as of
                                                                  ---------
       , 1994 (said Agreement, as it may be amended or otherwise modified
     --
     from time to time, being the "Loan Agreement"), between the Borrower and the Lender. The Loan Agreement, among other things, (i) provides for the Loan of the Lender in an amount not to exceed the United States Dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Loan being evidenced by this Note, (ii) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and (iii) contains provisions regarding the subordination of the Loan to Senior Indebtedness (as defined in the Loan Agreement) of the Borrower.

               Demand, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

               This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.


                                        THE BEAR STEARNS COMPANIES INC.



                                        By:
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                                        Title: